Exhibit 99.1

LMI AEROSPACE, INC.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Member Qualification and Selection

The Corporate Governance and Nominating Committee of LMI Aerospace, Inc. (the “Company”) and its Chair shall be appointed by the Board of Directors of the Company (the “Board”), to serve at the discretion of the Board, and shall be comprised of at least three directors, each of whom shall meet applicable independence requirements, including those of The NASDAQ Stock Market, Inc.

Meetings

The Committee shall meet regularly, or more frequently as the Committee as a whole or the Chair may from time to time determine to be appropriate. At all meetings of the Committee a majority of the Committee members shall be necessary to constitute a quorum for the transaction of business. Members of the Committee may participate in meetings by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. The Committee may also act as otherwise permitted by law or the Company’s Bylaws.

Statement of Policy

The Committee shall identify and evaluate individuals for Board and committee membership and chairs, make recommendations to the Board concerning the selection of director nominees for the next annual meeting of shareholders (or special meeting, as the case may be), make recommendations as to the size and composition of the Board and its committees, oversee the evaluation of the Board and its committees and periodically review the Company’s corporate governance principles and practices and independence standards. The Committee shall also oversee the Company’s conflict of interest policies, codes of ethics, political activities and compliance with laws and regulations, and make such recommendations to the Board that the Committee deems appropriate concerning any changes in such policies and activities and the Board’s operations as provided thereby.

Responsibilities and Processes

A.	Director Nominations and Board Structure

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Review, at least annually, the size, structure, independence and membership of the Board and its committees to assure that the proper skills, independence and experience are represented on the Board and its committees. In conducting its review, the Committee shall consider the contributions of existing directors and the overall needs of the Company.

•	As appropriate, identify individuals qualified to become Board members, consistent with criteria approved by the Board, and otherwise aid in attracting highly qualified candidates as directors.

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Evaluate and propose to the Board nominees for election to the Board. The Committee shall consider the knowledge, experience, integrity and judgment of possible candidates for nomination as a director; their potential contribution to the Board’s diversity of backgrounds, experience and competencies; and their ability to devote sufficient time and effort to their duties as directors. Following approval by the full Board, invitations to join the Board are extended by the Chairman of the Board.

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Consider nominees recommended by shareholders for election to the Board provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the Company’s Bylaws, who shall provide such information to the Committee Chair.

•	Recommend for Board approval persons to fill vacancies on the Board.

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After consultation with the Chairman of the Board and the Chief Executive Officer and consideration of the background of individual Board members, recommend annually to the Board the assignment of members to Board Committees and the designation of Committee Chairs.

B.	Director Compensation

•	Review Board compensation and compensation practices and make recommendations with respect thereto to the Board.

C.	Director Training, Orientation and Evaluation

•	Oversee director orientation and training.

•	Coordinate the development and delivery, at the Company’s expense, of educational programs deemed necessary by the Committee.

•	Develop and recommend to the Board an annual self-evaluation process for the Board and its committees and oversee implementation of the same.

D.	Director and Officer Succession Plans

•	Establish and monitor director retirement policies.

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Review periodically with the Chief Executive Officer the succession plans relating to positions held by elected corporate officers, including the Chief Executive Officer, and make recommendations to the Board with respect to the selection of individuals to occupy these positions.

E.	Corporate Governance

•	Periodically review the Company’s Corporate Governance Principles and recommend to the Board any changes thereto.

•	Monitor compliance with the Company’s Corporate Governance Principles.

•	Periodically review the Company’s Articles of Incorporation and Bylaws and recommend to the Board any changes thereto.

•	Review the Director Independence Standards pursuant to which the Board determines which directors qualify as independent.

•	Make periodic evaluations of director independence and report thereon to the Board.

F.	Conflicts of Interest

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Approve the conflict of interest policies of the Company, oversee and advise management with respect to management’s implementation of such policies, and make recommendations to the Board for any changes, amendments and modifications to such policies that the Committee shall deem desirable.

G.	Ethics

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Oversee and advise management with respect to management’s implementation of the Company’s Code of Business Conduct and Ethics, and make recommendations to the Board for any changes, amendments and modifications thereof that the Committee shall deem desirable.

H.	Political Activities

•	Review periodic reports regarding the Company’s political action committees and review annually Company activities regarding state and local government ballot and bond issues.

I.	Other Matters

•	Review and approve any transaction with any related person in which the Company is a participant in an amount exceeding $120,000.

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The Committee and its members shall have unrestricted access to management. The Committee shall have sole discretion, in its areas of responsibility, at Company expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Should any member of the Committee believe that participation of management or independent advisors in any discussion of a particular subject at any meeting would be advisable, they are free to make such request.

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Be available to the Chairman of the Board, the Lead Director, the Chief Executive Officer and other directors for consultation concerning candidates as directors and perform such other functions that from time to time may be assigned by the Board.

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The Committee may, when appropriate in its discretion, delegate authority with respect to specific matters to one or more members, provided that all decisions of any such members are presented to the full Committee at its next scheduled meeting.

Reports to Board and Performance Evaluation

The Committee shall report to the Board regularly regarding issues that arise in connection with the performance of its responsibilities outlined herein. The Committee shall review and reassess the adequacy of this Charter at least annually and obtain the approval of the Board for any proposed change to the Charter. The Committee shall conduct an annual evaluation of its performance pursuant to procedures established by the Committee.